                                                                    EXHIBIT 10.9

                                   AGREEMENT


                                       OF


                               PURCHASE AND SALE





                                    BETWEEN





                       PHILLIPS PETROLEUM COMPANY, SELLER


                                      AND


                     COTTON VALLEY ENERGY, INC., PURCHASER





                      DATED THE 14TH DAY OF JANUARY, 1998


                AND MADE EFFECTIVE THE 1ST DAY OF JANUARY, 1998

                               TABLE OF CONTENTS





            I.            Effective Date
           II.            Sale Price and Closing
          III.            Failure to Close
           IV.            Seller's Representations
            V.            Purchaser's Representations
           VI.            Property Review
          VII.            Obligations of Seller and Purchaser
         VIII.            Gas Imbalances
           IX.            Environmental Conditions/Indemnities
            X.            Operations
           XI.            Conditions of Closing
          XII.            Post-Closing Obligations
         XIII.            Final Conditions

Exhibit "A"      :        Properties and Oil and Gas Leases
Exhibit "B"      :        Assignment and Bill of Sale
Exhibit "C"      :        Property Transfer Accounting Agreement
Exhibit "D"      :        Dispute Resolution

                          PURCHASE AND SALE AGREEMENT



     This Purchase and Sale Agreement is dated as of the 14th day of January, 1998, between PHILLIPS PETROLEUM COMPANY, a Delaware corporation (hereinafter referred to as "Seller"), with a regional office address at P. O. Box 1967, Houston, Texas 77251-1967, and COTTON VALLEY ENERGY, INC., an Oklahoma corporation (hereinafter referred to as "Purchaser"), whose address is 8350 North Central Expressway, Suite M2030, Dallas, Texas 75206.

     WHEREAS, Seller is the owner of certain properties located in Caddo County, Oklahoma, specifically described in Exhibit "A", attached hereto and made a part hereof; and

     WHEREAS, Seller desires to sell and Purchaser desires to acquire all of Seller's right, title and interest in and to the following (hereinafter collectively referred to as the "Assets"):

         - the oil and gas lease(s) described in Exhibit "A" insofar as same covers and pertains to the acreage and depths specifically described in said Exhibit (hereinafter referred to as the "Leases", whether one or more),

         - all permits, licenses, easements, surface leases and rights of way of every kind as may be assignable relating solely and exclusively to operations conducted on the Leases,

         - any contracts or agreements as may be assignable, including but not limited to, unit agreements, joint operating agreements, farmout and farmin agreements, pooling agreements, gas contracts, and other validly existing agreements, whether of record or not, insofar as same pertain to operations conducted on the Leases and/or to production therefrom, save and except Seller shall retain any calls on production reserved or created under any such contracts or agreements, and

         - the wells, equipment, and personal property located on the Leases and being used solely and exclusively in connection with the production of oil and gas therefrom, provided that Seller reserves and shall retain vehicles, tools, rental equipment, office equipment, communications equipment, computer equipment, and software and further reserves and retains any surface equipment which is not in operational use on the Leases subsequent to the Effective Date and is removed prior to Closing.

     SAVE AND EXCEPT intellectual property, patents copyrights, names, logos, trade secrets, and proprietary information.

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:





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                               I. EFFECTIVE DATE

     The effective date of the sale and purchase provided for in this Agreement shall be January 1, 1998 at 7:00 a.m. local time for all purposes, including apportionment of revenues, expenses and production (hereinafter referred to as the "Effective Date").


                  II.      SALE PRICE AND MANNER OF PAYMENT

         (a) The sale price for the Assets shall be the sum of Four Million Dollars ($4,000,000.00) (hereinafter referred to as the "Sale Price"). Payment of the Sale Price shall be made on or before Closing (as hereinafter defined) by cashier's check or by wire transfer to Seller.

         (b) The consummation of the transaction contemplated by this Agreement (hereinafter referred to as the "Closing") shall take place in Seller's office located in Houston, Texas on May 31, 1998, or at such other place to which the parties may agree in writing or on such earlier date as acceptable to both parties (hereinafter referred to as the "Closing Date").

         (b)       At the Closing, the following shall occur:

                 (i) Seller shall execute, acknowledge and deliver to Purchaser an Assignment and Bill of Sale in the form attached hereto as Exhibit "B" assigning and transferring the Assets to Purchaser.

                 (ii) Purchaser shall provide written documentation establishing to Seller's satisfaction that Purchaser has complied or will comply with all applicable laws and regulations pertaining to the operation or ownership of wells including, without limitation, regulations pertaining to the plugging and abandonment of dry or inactive well(s) included in the Assets. Such documentation shall include evidence of filing of an appropriate bond, surety letter, letter of credit or proof of insurance in a form acceptable to the governmental agency or agencies having jurisdiction or regulatory authority over such well(s).

                 (iii) Subject to the provisions of Article X, Seller shall provide with copies of executed change of operator forms on all wells (active or inactive) operated by Seller, as required by the applicable regulatory body, to effect a change of operator for the Assets. Seller shall be responsible for filing such forms with the applicable regulatory body following Closing and shall be entitled to recover any fees related thereto in the final accounting provided for in Sub-article XIII(f).

                 (iv) Seller and Purchaser shall execute and deliver a Property Transfer Accounting Agreement substantially in the form of Exhibit "C".





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                          III. LIQUIDATED DAMAGES

         (a) In the event Purchaser and Seller fail to close this transaction at the time and place specified in Article III then this Agreement shall terminate and neither party shall thereafter have any further obligation to the other party, except however, if Purchaser has met all of the conditions of closing applicable to Purchaser, and is ready and able to close and willing to waive any conditions of closing applicable to Seller which Seller has not met, and Seller fails or refuses to close, Purchaser shall be entitled to liquidated damages in the amount of $1,000,000.00.

         (b) It is expressly agreed and understood that the parties have specifically negotiated and bargained for the time of Closing as set forth in
Article III, that time is of the essence in Closing, and that failure to close and consummate this transaction in the time and manner specified in Article III shall constitute a material breach of this Agreement which permits the remedies set forth in sub-article III(a).


                          IV. SELLER'S REPRESENTATIONS

                 Seller represents and warrants to and with Purchaser that:

         (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and Seller is duly qualified to carry on its business in the state in which the Assets are located.

         (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Assets on the terms described in this Agreement, and to perform its obligations hereunder.

         (c) To the best of Seller's knowledge, there are no actions, suits, proceedings or agency enforcement actions pending against the Assets other than those listed in Exhibit "A".

         (d) Seller will protect, defend and indemnify Purchaser from and against, any liability or expense as a result of any undertakings or agreements of Seller for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

         (e) If any mortgage, deed of trust, or similar lien created by Seller exists with respect to the Assets, Seller will obtain and file of record a release of same.

         (f) The assignment of the Assets from Seller to Purchaser shall be without warranty of title, either express or implied, and shall be subject to all validly existing encumbrances, other than those referred to in sub-article V(e) above, which pertain to the Leases or other assets.





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         (g)     THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS
AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATIONS OR WARRANTIES. SELLER EXPRESSLY DISCLAIMS AND NEGATES AND PURCHASER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF RESERVES, OIL, GAS OR OTHER HYDROCARBONS, IF ANY, IN OR UNDER THE LEASES; THE ENVIRONMENTAL CONDITION, EITHER SURFACE OR SUBSURFACE, OR OTHER CONDITION OF THE ASSETS; OR THE OWNERSHIP OR OPERATION OF THE ASSETS OR ANY PART THEREOF. SELLER DOES NOT MAKE OR PROVIDE, AND PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OR ANY PART THEREOF. SELLER DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD AND PURCHASER
ACCEPTS SAME "AS IS, WITH ALL FAULTS".


                         V. PURCHASER'S REPRESENTATIONS

                 Purchaser represents and warrants to and with Seller that:

         (a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and Purchaser is duly qualified to carry on its business in the state in which the Assets are located.

         (b) Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Assets on the terms described in this Agreement, and to perform its obligations hereunder.

         (c) Purchaser is now, and hereafter shall continue to be, qualified to own Federal and State oil, gas and mineral leases in all jurisdictions where such leases lie, if such leases are included in the Assets, and the consummation of the transactions contemplated hereby will not cause Purchaser to be disqualified as such an owner or to exceed any acreage limitation imposed by any law, statute, rule, or regulation.

         (d) Purchaser will protect, defend, and indemnify Seller from and against, any liability or expense as a result of undertakings or agreements of Purchaser for brokerage fees or expenses, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.





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         (e)     Purchaser shall not pay any commissions or fees to any
employee, officer or agent of Seller nor favor employees, officers or agents of Seller with gifts or entertainment of significant cost or value, nor enter into any business arrangement with employees, officers or agents of Seller other than as representative of Seller, without Seller's written approval.


                              VI.  PROPERTY REVIEW

         (a) Seller shall allow Purchaser access to examine title and such documents as listed in Article XIV which relate to the Leases at Seller's office in Houston, Texas. Seller shall not be obligated to perform any title work and shall not be required to update or supplement abstracts or title opinions. PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR AS TO ITS TITLE TO THE ASSETS, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS
RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF AND JUDGMENT WITH RESPECT TO THE ASSETS, THEIR VALUE, AND SELLER'S TITLE THERETO.

         (b) Purchaser shall notify Seller in writing not later than 12:00 noon, central time, May 1, 1998, of any Title Defect which is discovered by Purchaser. For purposes of this Agreement, a "Title Defect" shall mean that Seller's title (as to one or more of the Assets) is subject to an outstanding mortgage, deed of trust, lien or encumbrance not reflected on Exhibit "A". FAILURE TO TIMELY GIVE SUCH NOTICE SHALL BE DEEMED A WAIVER OF SUCH DEFECTS, IF ANY, BY PURCHASER. Upon timely receipt of notice of a Title Defect, Seller may, at its sole discretion, take any steps it believes are reasonable in attempting to eliminate such defect, but Seller shall be under no obligation to cure any alleged Title Defect. In the event Seller does not eliminate a Title Defect, Purchaser shall have the option to either complete the purchase of the Assets, notwithstanding the alleged Title Defect, or, upon written notice to Seller, cancel this Agreement and the same shall be of no further force and effect.

         (c) In the event Seller's working interest and net revenue interest in the Assets is different than the amounts set forth in Exhibit "A"; the Sale Price shall be appropriately adjusted by the same proportion that the difference between the actual working interest and/or net revenue interest bears to the working interest and/or net revenue interest set forth in Exhibit "A".


                   VII.  OBLIGATIONS OF SELLER AND PURCHASER

         (a) Purchaser agrees to reimburse Seller for the value of any and all merchantable stock tank oil and/or condensate produced and saved as of 7:00 a.m. on the Effective Date hereof, at the prevailing market value, adjusted for grade and gravity. At 7:00 a.m. on the Effective Date hereof, Purchaser and Seller shall make a joint gas sales meter reading and a joint oil and/or condensate sales gauge reading. If Purchaser does not participate in such readings,





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Purchaser agrees to accept the readings taken by Seller.  All revenues with respect to Seller's interest in the Assets attributable to the production of oil, gas, natural gas liquids and other salable substances commencing with Effective Date shall be for the benefit of Purchaser.

         (b) Except as provided for in Articles VII(c), VII(d) and X, Seller shall retain all risk and liability of whatsoever nature connected with operations conducted on the Assets prior to the Closing Date and agrees to indemnify, defend and hold Purchaser harmless from all liabilities, penalties, claims, causes of action, demands, lawsuits, and expenses associated with the operations prior to the Closing Date. Seller reserves and retains all claims and accounts of Seller for recovery of money or damages, rights to insurance and indemnity coverage, rights to tax refunds, and audit rights, if any, and adjustments resulting therefrom attributable to the Assets with respect to any period prior to the Effective Date. Purchaser shall assume all risk and liability of whatsoever nature connected with operations conducted on the Assets from and after the Closing Date, and agrees to release, indemnify, defend and hold Seller harmless from all liabilities, penalties, claims, causes of action, demands, lawsuits, and expenses associated with the operations from and after the Closing Date.

         (c) Purchaser assumes full responsibility for, and agrees to release, indemnify, hold harmless and defend Seller, its agents, officers, and employees from and against all loss, liability, claims, fines, expenses, costs (including attorney's fees and expenses) and causes of action caused by or arising out of any federal, state or local laws, rules, orders and regulations applicable to any waste material or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water, whether or not attributable to Seller's activities or the activities of Seller's officers, employees or agents, or to the activities of third parties (REGARDLESS OF WHETHER OR NOT SELLER WAS OR IS AWARE OF SUCH ACTIVITIES AND REGARDLESS OF ANY CLAIMED NEGLIGENCE IN WHOLE OR IN PART ATTRIBUTABLE TO SELLER) prior to, during or after the period of Seller's ownership of the Assets. This indemnification and assumption shall apply to liability for voluntary environmental response actions undertaken pursuant either to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), as such may be amended from time to time, or to any other federal, state or local law or regulation.

         (d) Purchaser agrees to comply with all laws and governmental regulations with respect to abandonment of wells and/or abandonment of the leasehold property including, where applicable, plugging of wells, compliance with laws or rules regarding inactive or unplugged wells, including bonding requirements, and restoration as specified in the Leases. Purchaser agrees to release, protect, defend, indemnify and hold Seller, its officers, agents and employees free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character arising out of, incident to, or in connection with the abandonment of wells and/or abandonment of and proper disposition of any leasehold property, including, without limitation, the Leases, any structures, materials, land, wells, casing, leasehold equipment, and other personal property, plugging requirements or exceptions thereto, including





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
bonding requirements, regardless of whether the liability therefor is based in whole or in part upon some alleged act, negligence or omission of Seller, or of the Purchaser, or of some other party.

         (e) All accounts payable and other costs and expenses with respect to the Seller's interest in the Assets incurred prior to the Effective Date shall be the obligation of and be paid by Seller, and those incurred commencing with the Effective Date shall be the obligation of and be paid by Purchaser. Purchaser, however, shall have no obligation to Seller for the costs and expenses that Seller incurred for the purchase of the Niject Gas Treating Plant and Nitrogen Reinjection Facility located on the East Binger Unit premises, nor shall Purchaser have any associated rights to the reimbursement to Seller from the East Binger Unit Working Interest Owners for their share of the purchase of said Plant and Facility.

         (f) All prepaid utility charges applicable to periods following the Effective Date relating to the Assets shall be prorated as of the Effective Date pursuant to that Purchase and Sale Agreement dated January 8, 1998 between Seller and Niject Corporation.

         (g) Seller shall transfer to Purchaser possession, responsibility and liability for the management, administration, and disbursement of any suspended funds attributable to the interests of third parties and accrued by Seller, for any reason, pursuant to Seller's disbursement of proceeds from the sale of production from the property or the Leases and/or units of which the Assets are a part, to the extent such funds are attributable to production sold prior to the Effective Date (collectively the "Suspended Funds"). The Suspended Funds shall be transferred to Purchaser, subject to accounting adjustments, by wire transfer, in immediately available funds in U.S. dollars for the account of Purchaser, and Purchaser agrees to indemnify, defend and hold Seller harmless from any claim relating to Purchaser's disposition and management of said funds.

         Seller shall provide Purchaser a listing of all Suspended Funds, setting forth the name (if known) of each interest owner, the decimal of interest suspended, the amount suspended for each interest owner, the reason the funds are in suspense and the date the interest was first suspended.
Seller shall deliver to Purchaser, as soon after Closing as practicable, a copy of Seller's records and files that apply to or are related to the Suspended Funds transferred or assigned to Purchaser.

         If, in the administration or disposition of any of the Suspended Funds, it is determined that Seller suspended excess funds, Purchaser shall promptly refund to Seller such excess amount.

         (h) If monies are received by either party hereto which, under the terms of this Article, belong to the other party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which is applicable to periods both prior to and after the Effective Date and is thus, under the terms of the preceding paragraphs, partially the obligation of Seller and partially the obligation of Purchaser, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.





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
         (i) All ad valorem taxes relating to the Assets for the tax period in which the Effective Date occurs shall be prorated as of the Effective Date between Seller and Purchaser. The portion of such prorated tax liability which is attributable to Seller shall be credited to Purchaser's account in the final accounting statement provided for in sub-article XII(f) hereof. Purchaser shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Date occurs. Purchaser shall supply Seller with proof of payment promptly after paying same.

         All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, and any other local, state, and/or federal taxes or assessments attributable to the Assets or any part thereof prior to the Effective Date, remain Seller's responsibility and all deductions, credits and refunds relating to said taxes, attributable to the Assets or any part thereof prior to the Effective Date (no matter when received), belong to Seller. All such taxes attributable to the Assets or any part thereof at and after the Effective Date are Purchaser's responsibility, and Purchaser shall reimburse Seller for any such taxes previously paid by Seller and all deductions, credits, and refunds relating thereto at and after the Effective Date (no matter when received) belong to Purchaser.

         (j) Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. Purchaser shall defend, indemnify and hold Seller harmless with respect to the payment of any of these taxes, including any interest or penalties assessed thereon. If Seller is required by applicable state law to report and pay these taxes and/or fees, Purchaser shall, upon Seller's presentation of an invoice, promptly deliver a check to Seller in full payment of the invoice.

         (k) Seller and Purchaser shall each bear their own costs and expenses, including, but not limited to, attorney's fees and third-party consultant fees, incurred in connection with the transactions contemplated in this Agreement.

         (l) The sale of the Assets shall be subject to, and Purchaser shall assume, pay for and perform all duties, liabilities, and obligations relating to the Assets, including, but not limited to, those imposed or required by any applicable and valid recorded or unrecorded contracts and agreements (including, but not limited to, royalties, production payments, net profits interests, carried working interests, required sale/delivery of oil or gas in accordance with any existing contracts, or similar burdens and commitments).

         (m) Seller may require that a Letter of Credit in the format attached as Exhibit "D" hereto, be established with a firm, approved by Seller, in the below described amounts to insure faithful performance of all lease obligations from the Effective Date until the requisite government agency approves the Department of Interior assignments, at which time said Letter of Credit may be canceled. This temporary letter of credit is to protect Seller's exposure (plugging, abandonment, surface restoration, royalty payments, etc.) and is in addition to any bonds required by the appropriate federal agencies. The responsible federal agencies may require a period of six (6) months time or longer for their approval assignment of the Leases. Said letter of credit shall be delivered to Seller at or before Closing. The maximum amount of such Letter of Credit shall be one hundred thousand dollars ($100,000.00).


                             VIII.  GAS IMBALANCES

         Purchaser hereby assumes any liability and obligation for gas production imbalances (whether over or under) attributable to the interest acquired hereunder as of the Effective Date. In assuming this liability, Purchaser shall not be obligated to make any additional payment over the Sale Price to Seller and Seller shall not be obligated to refund any of said price to reimburse Purchaser for any over-balances existing at the time of sale.


                   IX.  ENVIRONMENTAL CONDITIONS/INDEMNITIES

         (a) The Assets which have been identified herein and are the subject of this Agreement have been utilized by Seller for the purpose of exploration, development, processing, temporary storage, and transportation of oil, gas and/or condensate. All information, to the best of Seller's knowledge, regarding any substantial quantity of crude oil and produced water which may have been spilled or disposed of onsite and the locations thereof, including pit closures, burial, land farming, land spreading, and underground injection will be made available to Purchaser at Seller's office within thirty (30) days of the date of this Agreement; provided, however, that Seller shall not be liable for unintentional failure to disclose such information. Seller shall provide information which is a matter of public record or filed with governmental agencies and which Seller possesses in its files located in its offices. Purchaser acknowledges that there may have been spills of these materials in the past onto the Assets described herein. In addition, some oil and gas field production equipment or flow lines may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, material and equipment located on the property described herein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found and Purchaser agrees to assume all liability for such asbestos and NORM and for use of appropriate procedures and activities required to handle and dispose of same.

         (b) Promptly after execution of this Agreement by both parties, Purchaser shall have the right at its own risk and expense, to conduct or have conducted an environmental assessment of the Assets. Seller will provide Purchaser (or its contractor) as may be requested with reasonable access to the Assets operated by Seller to conduct the environmental assessment. Purchaser shall release and indemnify and hold harmless Seller, its agents, officers and employees against any liability or damage to persons or property arising out of such environmental assessment. Such indemnity shall also apply regardless of whether the liability or damage arises in whole or in part from the negligence of Seller.

         (c) Purchaser shall advise Seller in writing of any material Adverse Environmental Conditions (as hereinafter defined) related to the Assets and provide evidence thereof on or before May 1, 1998. For purposes of this sub-article, such conditions shall be "material" only if they will cost in excess of two percent (2%) of the Sale Price to cure or remedy and were not disclosed on or before the execution of this Agreement. Not later than ten (10) days after receipt of such written notice, Seller may either (1) remedy or agree to remedy such material Adverse Environmental Conditions, (2) agree with Purchaser on an adjustment to the Sale Price which adjustment shall reflect Purchaser's cost to remedy such conditions, or (3) remove the asset or assets from the Assets being conveyed and adjust the Sale Price accordingly; provided that either Purchaser or Seller may cancel this Agreement if the aggregate value of any excluded Assets exceeds twenty percent (20%) of the Sale Price. In the event of such cancellation, neither party shall have any further obligation hereunder.

                 As used herein, Adverse Environmental Conditions shall mean any contamination or condition resulting from any discharge, release, disposal, production, storage or treatment on or in the Assets or from the Assets to any other land or body of water wherever located, prior to the Effective Date, of any wastes, pollutant, contaminants, hazardous materials or other materials or substances that are subject to regulation under laws in effect as of the Effective Date relating to the protection of the environment.

         (d) Purchaser shall dispose of or discharge any waste from the Assets (including but not limited to produced water, drilling fluids and other associated wastes) in accordance with applicable local, state and federal regulations. To the extent that the Assets are not sold in fee to Purchaser, Purchaser shall keep records of the types, amounts and location of wastes which are disposed onsite and offsite. When and if any lease, an interest in which has been assigned hereunder, is terminated, Purchaser shall take at its sole expense whatever remedial action or cleanup of the Assets is necessary to meet any local, state or federal requirements directed at protecting human health and the environment in effect at that time, as well as whatever action may be required to meet contractual or lease obligations related to the Assets.

         (e) Purchaser, its successors and assigns, hereby releases and agrees to indemnify and defend Seller, its agents, officers, employees, successors and assigns, from and against all requirements, obligations, claims, demands and causes of action, including, without limitation, any civil fines, penalties, costs of clean-up or plugging liabilities for any and all wells, brought by any and all persons, including, without limitation, Purchaser's and Seller's employees, agents, or representatives and any private citizens, persons, organizations, and any agency, branch or representative of federal, state or local government, on account of any personal injury or death or damage, destruction, or loss of property, contamination of natural resources (including without limitation, soil, air, surface water or ground water) resulting from or arising out of any liability or obligation caused by or connected with the presence, disposal or release of any material of any kind, including, without limitation, asbestos, NORM, solid waste, pollutants, contaminants, hydrocarbons, or hazardous substance, in, under, or on the Assets at the time the Assets are assigned to Purchaser, or thereafter caused by acts of Purchaser, its employees, representatives, or agents with regard to its use of the Assets subsequent to the assignment of the Assets pursuant to this Agreement.

         (f) THE INDEMNITIES, ASSUMPTIONS OF OBLIGATIONS, AND RELEASES, AS SET FORTH IN (a), (b), (d), AND (e) OF THIS ARTICLE IX, SHALL APPLY WITHOUT REGARD TO WHETHER OBLIGATIONS, LIABILITY, INJURY, DEATH, DAMAGE, DESTRUCTION, LOSS OR CONTAMINATION IS CAUSED IN WHOLE OR IN PART BY ANY CLAIMED STRICT LIABILITY, NEGLIGENCE, ACTIVE OR PASSIVE, ON THE PART OF SELLER OR OTHER INDEMNIFIED PARTY. Such indemnities, assumptions of obligations, and releases shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that the terms of this Article shall control over any conflicting terms or provisions contained in this Agreement and shall survive and remain as valid continuing covenants and obligations following Closing.


                                 X.  OPERATIONS

         Seller, as to the portion of the Assets to be conveyed which it now operates, shall from the date of execution of this Agreement, continue to operate the same in a good and workmanlike manner until the Closing, when such operations shall be turned over to and become the responsibility of Purchaser, unless an applicable unit, pooling, communitization, operating or other agreement requires otherwise, in which case (unless Purchaser and Seller otherwise agree) Seller shall continue the physical operation of such portion of the Assets pursuant to and under the terms of such applicable agreement, until such time after the Closing as such applicable agreement may require; provided, however, that Seller shall have no liability as operator to Purchaser for losses or damages sustained, or liabilities incurred, except as may result directly from Seller's gross negligence or willful misconduct. Such operations from and after the Closing shall be conducted by Seller for and on behalf of Purchaser, and Seller shall make appropriate charges to the to the Purchaser pursuant to any applicable operating agreement. In the absence of any applicable operating agreement, for any such services as operator of the Assets (or portions thereof) performed by Seller from and after the Closing, Purchaser shall pay to Seller all reasonable and necessary expenses incurred by Seller in such operation, or in the protection or maintenance of the Assets. Any such charges and expenses shall be recovered by Seller as part of the final accounting described in sub-article XIII(f).


                           XI.  CONDITIONS OF CLOSING

         Each party's obligation to consummate the transaction provided for herein is subject to the satisfaction or waiver by the other party of the following conditions:

         (a) The representations contained in Articles IV and V hereof shall be true and correct in all material respects on Closing Date as though made on and as of the Closing Date.

         (b) Each party shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing Date.

         (c) Purchaser has delivered or caused to be delivered to Seller proof of bonds, in form and substance and issued by corporate sureties satisfactory to Seller, covering the Assets required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Assets, or a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing.

         (d) That the purchase and sale contemplated by that certain Purchase and Sale Agreement dated January 14, 1998 between Cotton Valley Energy, Inc. and Phillips Petroleum Company is closed and consummated.


                         XII. POST-CLOSING OBLIGATIONS

         (a) Seller shall deliver to Purchaser, at Purchaser's expense, as soon after Closing as practicable, copies of title files, title opinions, certificates of title, abstracts, supplemental abstracts, division order files, surveys, agreements, contracts, lease files, well files and operation files, including data provided to the other working interest owners, and other similar materials relating to operation or ownership of the Assets (except papers protected by the attorney-client privilege or attorney work product, or proprietary data, which includes but is not limited to interpretive geological and/or geophysical information, interpretive studies, reserve reports, economic analyses, bids or proposals to purchase the Assets, and any document or data which is protected by third party confidentiality provisions); provided, however, that Seller shall not be liable for unintentional failure to deliver any such material and Seller does not warrant the completeness or accuracy of any information contained therein. For a period of seven (7) years after the Effective Date, Seller shall have reasonable access to such materials for purpose of audit or where, in the opinion of Seller's counsel, access is required by law or necessary to Seller's defense or prosecution of legal actions.

         (b) Purchaser shall maintain a true and correct set of records pertaining to all activities relating to its performance of this Agreement and all transactions related thereto for at least three (3) years from the Effective Date for purposes of determining compliance with the terms and conditions of this Agreement and the joint operating agreements in place as of the Effective Date. Seller or its representatives shall have the right to audit said records during the three (3) year period.

         (c) Except as provided for in sub-article III(b)(iv), Purchaser shall be solely responsible for all filings and recording of documents and other costs related to the Assets and for all fees connected therewith, and Purchaser shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Purchaser because of Purchaser's failure to file or record documents promptly.

         (d) Purchaser shall use its best efforts after the Closing to promptly obtain approval of assignments of federal and state leases which require consent to assignment and at its own cost. Until such approvals are obtained, Seller shall continue to hold record title and/or operating rights to such Leases as nominee for Purchaser, during which time Purchaser shall indemnify and hold Seller harmless from any and all claims, suits, obligations and liabilities of any kind, or character relating to such Leases. Seller agrees to cooperate fully with Purchaser and to assist Purchaser in obtaining the consent of the Bureau of Land Management or Minerals Management Service or other state or federal organization as to any and all assignments of working interests and operating rights contained in the Assets covering federal, state or privately owned lands.

         (e) Subject to the provisions of Article X, Purchaser shall within fifteen (15) days after Closing remove or cause to be removed the names and marks used by Seller and all variations and deviations thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos.

         (f) As soon as reasonably practicable after Closing, Seller shall prepare, in accordance with this Agreement and with standard industry practice, and deliver to Purchaser, a final accounting statement showing the proration of credits and payment obligations of Purchaser and Seller (excluding the cost and expense borne by Seller in the purchase of the Gas Treating Plant as stated in sub-article VII(e). Not later than thirty (30) days after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement. The parties shall use all reasonable efforts to reach agreement on the final statement within one hundred twenty (120) days after the Closing Date. If pursuant to such accounting either party shall owe any obligation to the other, then the party owing the obligation shall promptly pay to the other party the amount of such obligation.

         (g) After Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its successors or assigns all of the Assets and to assure fully to Seller and its successors and assigns the assumptions of liabilities and obligations by Purchaser. However, Purchaser shall assume all responsibility for notifying the purchaser of oil and gas production from the Assets, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Assets.

         (h) To the extent not already obtained prior to Closing, Purchaser shall immediately upon Closing seek unconditional approval from all governmental authorities, including, where applicable, the Minerals Management Service, for assignment of the Assets and for designation of Purchaser as operator thereof (to the extent permitted by any applicable operating agreement or joint venture) and shall actively pursue recognition and acceptance by such authorities of Purchaser's assumption of obligations and responsibilities.


                            XIII.  FINAL CONDITIONS

         (a) Seller and Purchaser, singularly and plurally, warrant and agree that each shall use its best efforts to take or cause to be taken all such actions as may be necessary to consummate and make effective the transaction contemplated by this Agreement, including but not limited to obtaining any required governmental or other approvals or consents, and to assure that it will not be under any material, corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

         (b) In the event all or part of the Assets, including equipment and personal property, are damaged or destroyed by fire or other calamity prior to Closing, Seller shall have the option, but not the obligation, of repairing the damage at its sole cost or deleting the damaged Assets from the sale.

         (c) Seller further reserves from the sale all pipelines, equipment and rights-of-way owned and operated by any Phillips' pipeline subsidiary or affiliate.

         (d) All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

         (e) This Agreement is for the benefit of Seller and Purchaser only and not for the benefit of third parties.

         (f) Neither Seller nor Purchaser may assign any rights or delegate any duties established pursuant to this Agreement without the prior written consent of the other party except that Purchaser may assign its interest in this Agreement to its parent corporation or any wholly-owned subsidiary of itself or its parent corporation.

         (g) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law. All assignments and instruments of Conveyance executed in accordance with this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State where the Assets conveyed thereby are located.

         (h) Neither party shall make press release or other public announcements, concerning this transaction, without the prior written approval of the other party and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange. Purchaser shall keep the Sale Price and the terms of this Agreement confidential at all times, except with Seller's prior written consent or as may be required by applicable laws, rules or regulations.

         (i) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed to be validly given, made or served, if in writing and delivered personally or sent by courier service, telefax, telex or certified mail to the address listed below:



    Phillips Petroleum Company        Cotton Valley Energy, Inc.
    P. 0. Box 1967                    8350 North Central Expressway, Suite M2030
    Houston, Texas 77251-1967         Dallas, Texas 75206
    Attention: Paul Burdick           Attention: E. A. Soltero
    Phone: (713) 669-3691             Phone: (214) 363-1968
    Telefax: (713) 669-7453           Telefax: (214) 363-4294


         (j) This Agreement is specifically conditioned upon Seller receiving all waivers, consents, approvals, permits and authorizations and actions of third parties, including lessors' consents and waivers of preferential purchase rights, which by federal, state or local law, rule or regulation, agreement or by their inherent nature are required to be obtained to complete the purchase and sale contemplated herein. Seller shall notify all holders of such preferential rights and rights to consent to or approve assignment of all or any part of the Assets of its intention to sell the portion of the Assets affected thereby, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Purchaser if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. Further, at Closing, the Sale Price shall be adjusted downward by the value allocated on Exhibit "E" to any Asset affected by the failure to obtain a consent or by the exercise of a preferential right.

         (k)     WAIVER OF DECEPTIVE TRADE PRACTICES/CONSUMER RIGHTS.
Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive, of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. Purchaser acknowledges that Purchaser is not in a significantly disparate bargaining position in regard to this Agreement and the sale contemplated herein and that Purchaser has voluntarily consented to this waiver after consultation with an attorney of Purchaser's own selection.

         (l)     THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS
PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THOSE SET FORTH
IN SUB-ARTICLES IV(g), VII(b), (c), (d), AND (g) AND ARTICLE XI SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY. INDEMNITIES AND RELEASES SHALL EXTEND TO AND PROTECT THE INDEMNIFIED PARTY'S OFFICERS, EMPLOYEES, AND AGENTS.

         (m) The parties agree that they will use the procedures outlined in Exhibit "E" attached hereto, to resolve disputes which may arise between them under this Agreement; provided, however, that this sub-article XIII(m) and Exhibit "E" shall not apply to disputes arising under sub-articles IX(a), (b),
(d), or (e) or to any disputes related in any manner to indemnity or release obligations. It is further provided, notwithstanding the provisions of Exhibit "E" that either party may seek a restraining order, temporary injunction, or other provisional judicial relief if the party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo, but parties will continue to participate in good faith in the procedures despite any such request for provisional relief

         (n) If any release, assumption or obligation or liability, or indemnity is held to be invalid or unenforceable, then the parties intend and agree that the remaining portion of such release, assumption, or indemnity shall remain in force and effect, modified to the minimum extent required to comply with applicable law for enforceability.

         (o) This Agreement constitutes the entire Agreement between Seller and Purchaser with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Purchaser with respect to such matters. No amendment shall be binding unless in writing and signed by representatives of both parties.

         IN WITNESS WHEREOF, the Seller and Purchaser, acting through their authorized representatives, do hereby execute and deliver this Agreement as of the date first written above.


                                           SELLER:

                                           PHILLIPS PETROLEUM COMPANY


                                           By:  /s/ M.B. SMITH
                                              ---------------------------------
                                              M.B. Smith, Attorney-in-Fact

                                           PURCHASER:

                                           COTTON VALLEY ENERGY, INC.


                                           By:  /s/ E.A. SOLTERO
                                              ---------------------------------
                                              E. A. Soltero, Chief Executive
                                              Officer